Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“ Agreement”) is entered into as of August 10, 2005, by and between Central European Distribution Corporation, Inc., a Delaware corporation (the “Company”), and Richard Roberts (the “Officer”).

WHEREAS, the Company desires to employ the Officer, and the Officer desires to be employed by the Company, on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties hereto agree as follows:

1. Employment.

On the terms and conditions set forth in this Agreement, the Company agrees to employ the Officer and the Officer agrees to be employed by the Company for the term set forth in Section 2 hereof and in the position and with the duties set forth in Section 3 hereof.

2. Term.

The employment of the Officer by the Company as provided in Section 1 hereof shall commence as of August 10, 2005 thru December 31, 2008 (the “Expiration Date”).

3. Position and Duties.

The Officer shall serve as Vice President / Export Director of the Company. The Officer shall devote the Officer’s reasonable best efforts and substantially full business time to the performance of the Officer’s duties and the advancement of the business and affairs of the Company.

4. Place of Performance.

In connection with the Officer’s employment by the Company, the Officer shall be based at an office to be determined in the Washington D.C. area, which the Company retains the right to change in its discretion, or such other place as the Company and the Officer mutually agree, except for required travel on Company business.

5. Compensation.

5(a). Base salary.

The Officer shall be paid an annual base salary (the “Base Salary”) by the Company in the amount of :

•	$ 100,000 gross per annum from September 1, 2005 thru August 31, 2006

•	$ 110,000 gross per annum from September 1, 2006 thru August 31, 2007

•	$ 120,000 gross per annum from September 1, 2007 thru December 31, 2008

From August 10, 2005 – September 1, 2005 there is an introduction period. At that time the Officer is not to receive salary.

If the Officer’s Base Salary is increased, the increased amount shall be the Base Salary for the remainder of the employment term hereunder, except that the Company may reduce the Officer’s Base Salary at any time as part of a general salary reduction applied to all employees of the Company with annual salaries in excess of $60,000 (the ‘Senior Executive Group”) in which case the Officer’s reduced Base Salary shall be the Base Salary for the remainder of the employment term hereunder. Any such reduction in the Officer’s Base Salary shall be no more than the lesser of the median percentage salary reduction applied to the Senior Executive Group or 20%. The Base Salary shall be payable monthly.

5(b). Bonus

The Officer is entitled to receive cash bonus for all exports from Polmos Bialystok and Bols Poland except Bols vodka and Royal vodka in 9l. cases in line with the following table:

9 l. cases

• 270 000 <	no bonus
• 270 000 – 350 000	$35 000 gross
• 350 000 – 425 000	$45 000 gross
• 425 000 – 500 000	$50 000 gross
• 500 000 – 600 000	$60 000 gross
• 600 000 – 700 000	$75 000 gross
• over 700 000	$100 000 gross

This bonus scheme is applicable for each calendar year.

5(c). Options

The Officer is entitled to receive:

•	20 000 options from August 10, 2005, vesting immediately. The strike price is the closing price of the CEDC share as of August 9, 2005.

•	12 500 options from August 10, 2006 with one year non-exercisable period. The strike price will be closing price of the CEDC share as of August 9, 2006.

•	12 500 options from August 10, 2007 with one year non-exercisable period. The strike price will be closing price of the CEDC share as of August 9, 2007.

All options are valid five (5) years from the date they are granted.

5(d). Specific Benefits.

The Officer shall be receiving the following special benefit:

(1)	car allowance – 500 USD per month

(2)	Health plan – to be agreed

The Officer also shall be entitled to participate in such plans and to receive such bonuses, incentive compensation and fringe benefits as may be granted or established by the Company from time to time. Nothing contained in this Agreement shall prevent the Company from changing carriers or from affecting modifications in insurance coverage for the Officer.

5(e). Vacation: Holidays.

The Officer shall be entitled to all U.S. public holidays observed by and vacation days in accordance with the applicable vacation policies for senior executives of the Company, which shall be taken at a reasonable time or times.

5(f). Withholding Taxes and Other Deductions.

To the extent required by law, the Company shall withhold from any payments due Officer under this Agreement any applicable federal, state or local taxes and such other deductions as are prescribed by law or Company policy

6. Expenses.

The Company shall reimburse the Officer for all reasonable expenses incurred by the Officer (in accordance with the policies and procedures in effect for senior executives of the Company) in connection with the Officer’s services under this Agreement. The Officer shall account to the Company for such expenses in accordance with policies and procedures established by the Company.

7 .Confidential Information.

7(a). The Officer covenants and agrees that the Officer will not ever, without the prior written consent of the Board or a person authorized by the Board, publish or disclose to any unaffiliated third party or use for the Officer’s personal benefit or advantage any confidential information with respect to any of the Company’s products, services, subscribers, suppliers, marketing techniques, methods or future plans disclosed to the Officer as a result of the Officer’s employment with the Company, to the extent such information has heretofore remained confidential (except for unauthorized disclosures) and except as otherwise ordered by a court of competent jurisdiction.

7(b). The Officer acknowledges that the restrictions contained in Section 7 (a) hereof are reasonable and necessary , in view of the nature of the Company’s business, in order to protect the legitimate interests of the Company, and that any violation thereof would result in irreparable injury to the Company. Therefore, the Officer agrees that in the event of a breach or threatened breach by the Officer of the provisions of Section 7(a) hereof, the Company shall be entitled to obtain from any court of competent jurisdiction, preliminary or permanent injunctive relief restraining the Officer from disclosing or using any such confidential information. Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or threatened breach, including, without limitation, recovery of damages from the Officer.

7(c). The Officer shall deliver promptly to the Company on termination of employment, or at any other time the Company may so request, all confidential memoranda, notes, records, reports and other documents (and all copies thereof) relating to the Company’s and its affiliates’ businesses which the Officer obtained while employed by, or otherwise serving or acting on behalf of, the Company or which the Officer may then possess or have under his or her control.

8.Non-Competition

8(a). The Officer covenants and agrees that the Officer will not, during the Officer’s employment hereunder and for a period of two (2) years thereafter (to the extent permitted by law), at any time and in any state or other jurisdiction in which the Company is engaged in or, has reasonably firm plans to engage in business, (i) compete with the Company on behalf of the Officer or any third party; (ii) participate as a director, agent, representative or partner or have any direct financial interest in any enterprise which engages in the alcohol product distribution business or any other business in which the Company is engaged; or (iii) participate as an employee or officer in any enterprise in which the Officer’s responsibility relates to the alcohol product distribution business or any other business in which the Company is engaged. The ownership by the Officer of less than five percent (5%) of the outstanding stock of any corporation listed on a national securities exchange conducting any such business shall not be deemed a violation of this Section 8(a).

8(b). Injunctive Relief. In the event the restrictions against engaging in a competitive activity contained in Section 8(a) hereof shall be determined by any court of competent jurisdiction to be unenforceable by reason of their extending for too great. a period of time or over too great a geographical area or by reason of their being too extensive in any other respect, Section 8(a) hereof shall be interpreted to extend only over the maximum period of time for which it may be enforceable and over the maximum geographical area as to which it may be enforceable and to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action.

8(c). Non-Solicitation. The Officer covenants and agrees that the Officer will not, during the Officer’s employment hereunder and for a period of two (2) years thereafter induce or attempt to induce any employee of the Company to render services for any other person, firm, or corporation.

9. Termination of Employment

9(a). Death.

The Officer’s employment, hereunder, shall terminate upon the Officer’s death.

9(b). By the Company.

The Company may terminate the Officer’s employment. hereunder under the following circumstances:

(i) If the Officer shall have been unable to perform all of the Officer’s duties hereunder by reason of illness, physical or mental disability or other similar incapacity, which inability shall continue for more than six (6) consecutive months, the Company may terminate the Officer’s employment hereunder.

(ii) The Company may terminate the Officer’s employment hereunder for “Cause.” For purposes of this Agreement, “Cause” shall mean

(A) willful refusal by the Officer to follow a written order of the Chairman of the Board or the Board of Directors, in so far as the request does not breach and federal, state or local law, (B) the Officer’s willful engagement in conduct materially injurious to the Company, (C) dishonesty of a material nature that relates to the performance of the Officer’s duties under this Agreement, (D) the Officer’s conviction for any felony involving moral turpitude, and (E) the Officer’s continued failure to perform his duties under this Agreement (except due to the Officer’s incapacity as a result of physical or mental illness) to the satisfaction of the Board of Directors of the Company for a period of at least forty- five (45) consecutive days after written notice is delivered to the Officer specifically identifying the manner in which the Officer has failed to perform his duties. In addition, the Company may terminate the Officer’s employment for “Cause” if the normal business operations of the Company are rendered commercially impractical as a consequence of an act of God, accident, fire, labor controversy, riot or civil commotion, act of public enemy, law, enactment, rule, order, or any act of government or governmental instrumentality, failure of facilities, or other cause of a similar or dissimilar nature that is not reasonably within the control of the Company or which the Company could not, by reasonable diligence, have avoided.

9(c). By the Officer.

The Officer may terminate the Officer’s employment hereunder for “Good Reason.” For purposes of this Agreement, “Good Reason” shall mean (i) the Company’s failure to perform or observe any of the material terms or provisions of this Agreement, and the continued failure of the Company to cure such default within thirty (30) days after written demand for performance has been given to the Company by the Officer, which demand shall describe specifically the nature of such alleged failure to perform or observe such material terms or provisions; or (ii) a material reduction in the scope of the Officer’s responsibilities and duties.

9.(d) In case Officer’s contract is terminated before December 31, 2008 by either party other than for reasons indicated in section 9(i) (B), (C) or (D) the Officer is entitled to six (6) months salary in full payable at termination date. In case the company is acquired, the Officer will receive the same conditions as what would be established for other VP Officers.

Where termination is for reason under Section 9 (i) (B), (C) or (D) then no compensation is due.

9(e). Notice of Termination.

Any termination of the Officer’s employment by the Company or the Officer (other than pursuant to Section 9(a) hereof) shall be communicated by written “Notice of Termination” to the other party hereto in accordance with Section 11 hereof. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon, if any, and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Officer’s employment under the provision so indicated.

For any termination of the Officers employment by either the Company or the Officer (other than pursuant to section 9(a) hereof) the length of termination note shall be six (6) months.

It is understood by both the Company and the Officer that termination of this agreement terminates by association any employment agreement with any and all of the Company’s subsidiaries.

9(f). Date of Termination.

For purposes of this Agreement, the “Date of Termination” shall mean (i) if the Officer’s employment is terminated by the Officer’s death, the date of the Officer’s death; (ii) if the Officer’s employment is terminated pursuant to Section 9(b)(i) hereof, thirty (30) days after Notice of Termination, provided that the Officer shall not have returned to the performance of the Officer’s duties on a full-time basis during such 30-day period; (iii) if the Officer’s employment is terminated pursuant to Section 9(b)(ii) or 9(c) hereof, the date specified in the Notice of Termination; and (iv) if the Officer’s employment is terminated for any other reason, the date on which Notice of Termination is given.

10. Compensation Upon Termination.

10(a). If the Officer’s employment is terminated by the Officer’s death, the Company shall pay to the Officer’s estate, or as may be directed by the legal representatives of such estate, the Officer’s full Base Salary through the Date of Termination and all other unpaid amounts, if any, to which the Officer is entitled as of the Date of Termination in connection with any fringe benefits or under any incentive compensation plan or program of the Company pursuant to Sections 5(b) and (c) hereof, at the time such payments are due and the Company shall have no further obligations to the Officer under this Agreement.

10(b). During any period that the Officer fails to perform the Officer’s duties hereunder as a result of incapacity due to physical or mental illness (“disability period”), the Officer shall continue to receive (i) the Officer’s full Base Salary through the Date of Termination and all other unpaid amounts, if any, to which the Officer is entit1ed as of the Date of Termination in connection with any fringe benefits o};” under any incentive compensation plan or program of the Company pursuant to Sections 5(b) and (c) hereof, at the time such payments are due; provided, that payments so made to the Officer during the disability period shall be reduced by the sum of the amounts, if any, payable to the Officer at or prior to the time of any such payment under disability benefit plans of the Company and which amounts were not previously applied to reduce any such payment and the Company shall have no further obligations to the Officer under this Agreement.

10(c). If the Company terminates the Officer’s employment for Cause as provided in Section 9(b)(ii) hereof, the Company shall pay the Officer the Officer’s full Base Salary through the Date of Termination and all other unpaid amounts, if any, to which Officer is entitled as of the Date of Termination in connection with any fringe benefits or under any incentive compensation plan or program of the Company pursuant to Sections 5(b) and (c) hereof.

Should the salary and benefits arising from the associated termination of subsidiary employment contracts not fulfill the total termination compensation of this agreement the Company agrees to make good any short-fall.

10(d). If the Officer terminates the Officer’s employment other than for Good Reason, the Company shall pay the Officer the Officer’s full Base Salary through the Date of Termination and all other unpaid amounts, if any, to which Officer is entitled as of the Date of Termination in connection with any fringe benefits or under any incentive compensation plan or program of the Company pursuant to Sections 5(b) and 5(c) hereof.

Should the salary and benefits arising from the associated termination of subsidiary employment contracts not fulfill the total termination compensation of this agreement the Company agrees to make good any short-fall.

10(e). If the Company terminates the Officer’s employment other than for Cause, disability or death, or the Officer terminates the Officer’s employment for Good Reason as provided in Section 9(c) hereof, the Company shall pay the Officer (i) the Officer’s full Base Salary through the Date of Termination and all other unpaid amounts, if any, to which the Officer is entitled as of the Date of Termination in connection with any fringe benefits or under any incentive compensation plan or program of the Company pursuant to Sections 5(b) and (c) hereof, at the time such payments are due; and (ii) subject to Section 10(g), the full Base Salary, bonuses and incentive compensation that would have been payable to the Officer under Sections 5(a) and 5(c) from the Date of Termination through the Expiration Date in a single lump sum payment within five (5) business days of his Date of Termination and any other amounts or benefits that would have been received under Section 5(c) hereof, at the time such amounts or benefits would otherwise have been due in accordance with the Company’s normal payroll practices, and the Company shall have no further obligations to the Officer under this Agreement. For purposes of Section 10(e)(ii), the Officer will be considered to be entitled to an annual cash bonus equal to the average dollar bonus earned by the Officer during the Company’s two fiscal years immediately prior to Officer’s Date of Termination. Should two full years not have been served prior to termination then any bonus will be based on the previously reported year to date figures as applied to the rules in Sections5(c)

10(f). Mitigation.

The Officer shall not be required to mitigate amounts payable pursuant to Section 10 hereof by seeking other employment provided, however, that any sums earned by the Officer pursuant to any subsequent employment shall be offset against any remaining obligation the Company may have to pay by virtue of termination under this Agreement and, further provided that, the Company’s obligation to continue to provide the

Officer with fringe benefits pursuant to Section 10(e), above, shall cease if the Officer becomes eligible to participate in fringe benefits substantially similar to those provided for in this Agreement as a result of the Officer’s employment during the period that the Officer is entitled to such fringe benefits.

11.	Notices.

All notices, demands, requests or other communications required or permitted to be given or made hereunder shall be in writing and shall be delivered, telecopied or mailed by first class registered or certified mail, postage prepaid, addressed as follows:

(a) If to the Company:

Central European Distribution Corporation

3 Bala Plaza

Suite 300

Bala CYNWYD, PA 19004

Phone: 610-660-7817

Fax	610-667-3308

Attention:	James Archbold
Vice President, Secretary and Director of Investor Relations or

William V. Carey
President
Bokserska 66A
02-690 Warsaw (Poland)

(b)	If to the Officer:

Richard Roberts

21361 Clappertown Drive

Ashburn, VA 20147

USA

or to such other address as may be designated by either party in a notice to the other. Each notice, demand, request or other communication that shall be given or made in the manner described above shall be deemed sufficiently given or made for all purposes at such time as it is delivered to the addressee (with the return receipt, the delivery receipt, the answer back or the affidavit of messenger being deemed conclusive evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.

12. Severability.

The invalidity or unenforceability of any one or more provisions of this Agreement shall not affect the validity or enforceability of the other provisions of this Agreement, which shall remain in full force and effect.

13. Survival.

It is the express intention and agreement of the parties hereto that the provisions of Sections 7 and 8 hereof shall survive the termination of employment of the Officer. In addition, all obligations of the Company to make payments hereunder shall survive any termination of this Agreement on the terms and conditions set forth herein.

14. Assignment.

The rights and obligations of the parties to this Agreement shall not be assignable, except that the rights and obligations of the Company hereunder shall be assignable in connection with any subsequent merger, consolidation, sale of all substantially all of the assets of the Company or similar reorganization of a successor corporation.

15. Binding Effect.

Subject to any provisions hereof restricting assignment, this Agreement shall be binding upon the parties hereto and shall inure to the benefit of the parties and their respective heirs, devisees, executors, administrators, legal representatives, successors and assigns.

16. Amendment Waiver. This Agreement shall not be amended, altered or modified except by an instrument in writing duly executed by the parties hereto. Neither the waiver by either of the parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure of either of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall thereafter be construed as a waiver of any subsequent breach or default of a similar nature, or as a waiver of any such provisions, rights or privileges hereunder.

17 .Headings.

Section and subsection headings contained in this Agreement are inserted for convenience of reference only, shall not be deemed to be a part of this Agreement for any purpose, and shall not in any way define or affect the meaning, construction or scope of any of the provisions hereof.

18. Governing Law.

This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by and construed in accordance with the laws of Pennsylvania (but not including the choice of law rules thereof).

19. Entire Agreement.

This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof, and it supersedes all prior oral or written agreements, commitments or understandings with respect to the matters provided for herein.

20. Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which shall be deemed to constitute one and the same instrument

IN WITNESS WHEREOF, the undersigned have duly executed this Agreement, or have caused this Agreement to be duly executed on their behalf, as of the day and year first hereinabove written.

CENTRAL EUROPEAN DISTRIBUTION CORPORATION

By:

/s/ William V. Carey
Name:	William V. Carey
Title:	Chairman

/s/ Richard Roberts
Name:	Richard Roberts
Title:	The Officer

/s/ Jan Laskowski
Name:	Jan Laskowski
Title:	Compensation Committee Chairman